Exhibit 10.1

LIMITED PARTNERSHIP AGREEMENT
OF
BFP-JMB 245 PARK, L.P.

This Limited Partnership Agreement (this “Agreement”) of BFP-JMB 245 PARK, L.P., a Delaware limited partnership (the “Partnership”), is made effective as of December 29, 2014 by BROOKFIELD FINANCIAL PROPERTIES, L.P., a Delaware limited partnership (the “BFP Partner”) and JMB 245 PARK AVENUE HOLDING COMPANY, LLC, a Delaware limited liability company (the “JMB Partner”) pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del.C. § 17-101, et seq.), as amended from time to time (the “Act”). Capitalized terms used in this Agreement which are not otherwise defined in Schedule B hereto shall have the respective meanings given those terms under the Act.

Whereas, the Partnership has been formed as a limited partnership pursuant to and in accordance with the Act, pursuant to the Certificate of Limited Partnership, dated December 19, 2014;

And Whereas, prior to the execution of this Agreement, the BFP Partner transferred (i) forty eight and one-half percent (48.5%) of the membership interests in BFP 245 Park Co. LLC, a Delaware limited liability company (“BFP 245 Park”) and (ii) one hundred percent (100%) of the membership interests in BFP 245 Park MM LLC, a Delaware limited liability company (“BFP 245 Park MM”), which own indirect interests in the property commonly known as 245 Park Avenue, New York, NY (the “Property”), to the Partnership in exchange for the issuance of the Common Units and the Class J Units to the BFP Partner;

And Whereas, immediately prior to the execution of this Agreement, in consideration for the redemption of the JMB Partner’s Class A Units (as defined in that certain Fourth Amended and Restated Agreement of Limited Partnership of the BFP Partner, dated December 31, 2002) in the BFP Partner (collectively, the “BFP LP Units”), the BFP Partner transferred all of the Class J Units to the JMB Partner and the BFP LP Units were redeemed;

And Whereas, simultaneously with the execution of this Agreement, the BFP Partner is making a distribution to the JMB Partner in the amount of $2,525,253.00;

Now, therefore, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners hereby agree as follows:

1.	Name. The name of the Partnership is BFP-JMB 245 PARK, L.P.
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2.	Purpose. Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Partnership, the sole purpose to be conducted or promoted by the Partnership is to engage in the following activities:
(a)	to, directly or indirectly, acquire, own, develop, operate, lease, finance, refinance, use, repair, maintain, manage or otherwise deal with (i) the membership interests in BFP 245 Park and BFP 245 Park MM, and (ii) the Property; and
(b)	to transact any lawful business permitted to be transacted by limited partnerships organized under the laws of the State of Delaware that is related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes (including the entering into of interest rate or basis swap, cap, floor or collar agreements, currency exchange agreements or similar hedging transactions and referral, management, servicing and administration agreements).
3.	Powers. Subject to Sections 2, the Partnership shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Partnership, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Partnership by the Managing General Partner and/or the Board of Managers pursuant to this Agreement.
4.	Term. The term of the Partnership commences on the date of filing of the Certificate of Limited Partnership and the Partnership shall continue in existence until terminated in accordance with Section 24 of this Agreement or otherwise in accordance with the Act. The existence of the Partnership as a separate legal entity shall continue until cancellation of the Certificate of Limited Partnership in accordance with the Act.
5.	Registered Office and Agent/Authorized Person. The address of the registered office and the registered agent for service of process for the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808. Joseph Meland is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Limited Partnership with the Delaware Secretary of State, his powers as an “authorized person” ceased and the Managing General Partner became the “authorized person” within the meaning of the Act.
6.	Principal Business Office. The principal place of business and office of the Partnership shall be located at c/o Brookfield Office Properties Inc., Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York 10281, and the Partnership’s business shall be conducted from such place or places as may hereafter be determined by the Managing General Partner or the Board of Managers.
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7.	Name and Mailing Address of the Partners; Continuation. The name and mailing address of each of the Partners is as follows:
Name	Mailing Address
BROOKFIELD FINANCIAL PROPERTIES, L.P.	c/o Brookfield Office Properties Inc. Brookfield Place 250 Vesey Street, 15th Floor New York, New York 10281
JMB 245 PARK AVENUE HOLDING COMPANY, LLC	c/o JMB/245 Park Avenue Associates, Ltd. 900 North Michigan Avenue 14th Floor Chicago, Illinois 60611 Attention: Patrick Meara

Upon the execution of this Agreement, each Partner shall continue as a partner of the Partnership.

8.	Assignment.
(a)	The BFP Partner may Transfer its Common Units (as defined below), provided that such transferee executes and agrees to all the provisions of this Agreement and otherwise assumes all of the obligations of the holder of such Common Units. Subject to Section 10, if the BFP Partner transfers its Common Units pursuant to this Section 8, the transferee shall be admitted to the Partnership as a Partner of the Partnership upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer. Notwithstanding anything in this Agreement to the contrary, any successor to the BFP Partner by merger or consolidation shall, without further act, be the BFP Partner hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Partnership shall continue without dissolution.
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(b)	The JMB Partner shall not be permitted to Transfer its Class J Units without the prior written consent of the Board of Managers, which may be withheld in the Board of Managers’ sole discretion. Notwithstanding the foregoing, without the prior written consent of the Board of Managers the JMB Partner may make or permit to occur any Transfer of all or any portion of the Class J Units held by it to any Wholly Owned Affiliate of the JMB Partner or any JMB Controlled Affiliate; provided, however, that no such Transfer shall be consummated (i) if such Transfer (A) is to any Person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (B) when added with all other limited partnership interests of the Partnership transferred or assigned would result in a “termination” of the Partnership under Section 708 of the Code, or (C) would result in the Partnership being treated as a corporation for tax purposes, and (ii) unless such Wholly Owned Affiliate or JMB Controlled Affiliate shall have executed and delivered to the Managing General Partner a written instrument pursuant to which such Wholly Owned Affiliate or JMB Controlled Affiliate assumes (in respect of the Class J Units transferred to it) all the obligations of the JMB Partner under this Agreement..
(c)	Each Transferee of any Units shall only be admitted upon execution of a joinder agreeing to be bound by the terms of this Agreement and such other documents as the Board of Managers may reasonably require, and no Transferee who receives (or purports to receive) Units in violation of this Agreement shall be admitted as a partner.
9.	Additional General Partner.
(a)	The Additional General Partner shall have such rights and authority to act for or on behalf of or to bind the Partnership as shall be determined from time to time by the Managing General Partner and reflected in an amendment to this Agreement; provided, however, that the Additional General Partner shall not have any greater rights to act for or on behalf of or to bind the Partnership than have herein been granted to the Managing General Partner. The Additional General Partner shall have no authority to act for or on behalf of or to bind the Partnership until the Additional General Partner shall have executed an instrument pursuant to which it agrees to be bound by the provisions of this Agreement (as amended by any amendment executed by the Managing General Partner pursuant to the provisions of the immediately preceding sentence).
(b)	The Managing General Partner may, without the approval of any Partner (other than the affected Additional General Partner, which approval may be withheld in its absolute discretion), convert all or any part of the general partnership interest of the Additional General Partner into a limited partnership interest in the Partnership.
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(c)	The JMB Partner shall be an Additional General Partner of the Partnership, and shall have (i) all voting and approval rights that are available generally to the Limited Partners of the Partnership and (ii) no authority to act for or on behalf of or to bind the Partnership or any other Partner on any matter except as shall be determined from time to time by the Managing General Partner and reflected in an amendment to this Agreement. Notwithstanding any contrary provision of this Agreement, (A) each and every transferee of any Class J Unit from the JMB Partner (other than a transferee that is a JMB Controlled Affiliate) shall, effective immediately upon such transferee's acquisition thereof, hold such Class J Unit as if transferred from a Limited Partner of the Partnership and not a General Partner and (without the written consent of the Managing General Partner) no such transferee shall be admitted to the Partnership except as a Limited Partner and (B) the JMB Partner shall cease to be an Additional General Partner and the entire interest in the Partnership of the JMB Partner shall automatically become a limited partnership interest upon any (x) Transfer by the JMB Partner or any JMB Controlled Affiliate of Class J Units to any Person that results in the JMB Partner, JMB and all JMB Controlled Affiliates owning less than fifty percent (50%) of the Class J Units, (y) Bankruptcy of JMB or the JMB Partner or (z) receipt by the Managing General Partner of a notice from the JMB Partner in which the JMB Partner elects to convert its interest to a limited partnership interest.
10.	Additional Partners. One or more additional Partners of the Partnership may be admitted to the Partnership with the written consent of the Managing General Partner; provided, however, if the Partnership Equity Test is not then satisfied, the prior written consent of the JMB Partner (which shall not be unreasonably withheld, conditioned or delayed) shall be required in connection with the admission of a Partner whose partnership interests in the Partnership ranks senior to or pari passu to the JMB Partner’s interest in the Partnership with respect to distributions or liquidation preference. The name and address of any subsequent Partner(s) shall be recorded in a Partner register maintained by the Partnership. For purposes of this Section 10, the “Partnership Equity Test” shall be deemed satisfied if, after giving effect to the issuance of the contemplated interests (the “subject interests”), the net equity value of the Partnership’s interests in the Property, as reflected on the books and records of the Partnership and as determined in accordance with, at the Managing General Partner’s option, (i) IFRS accounting standards (using fair value) or (ii) fair value generally accepted accounting principles, assuming the repayment in full of such subject interests, is at least $100,000,000.
11.	Unit Capital Contributions.
(a)	Each of the Partner’s capital contributions, in cash or in other assets, shall be shown on the Partnership’s books and records from time to time. The BFP Partner’s initial capital contributions are set out on the Partnership’s books and records. The JMB Partner is deemed to have made a capital contribution on the date hereof in the amount of the Class J Investment.
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(b)	The BFP Partner may, but is not required, to make any additional capital contributions to the Partnership. To the extent that the BFP Partner makes an additional capital contribution to the Partnership, the Managing General Partner shall revise Schedule A of this Agreement. The provisions of this Agreement, including this Section 11(b), are intended to benefit the Partners and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Partnership (and no such creditor of the Partnership shall be a third-party beneficiary of this Agreement) and no Partner shall have any duty or obligation to any creditor of the Partnership to make any contribution to the Partnership or to issue any call for capital pursuant to this Agreement. The JMB Partner shall not be required or permitted to make any additional capital contributions to the Partnership.
12.	Units.
(a)	The Partnership is authorized to issue two classes of interests to the Partners, which shall be designated as “Common Units” and “Class J Units”. For the purpose of this Agreement, (i) a Common Unit shall mean a unit of limited partnership interest issued by the Partnership on subscription by the BFP Partner, which represents the rights and obligations associated therewith, including, without limitation, the right to one vote per Common Unit, and the right to receive distribution of the Partnership’s assets in accordance with this Agreement and the Act and (ii) a Class J Unit shall mean a unit of limited partnership interest issued by the Partnership on subscription by the JMB Partner, which represents the rights and obligations associated therewith, including, without limitation, the right to receive distribution of the Partnership’s assets in accordance with this Agreement and the Act, but does not represent any right to vote with respect to any matter with respect to the Partnership. The unit register of the Partnership is as set forth on Schedule A hereto.
(b)	The Units may, but need not be, evidenced by a certificate in such form and executed by such officer or officers as the Board of Managers of the Partnership may determine.
(c)	An assignee of Units shall become, and be entitled to exercise the rights and powers of and be subject to the liability of, a Partner of the Partnership upon its admission as a Partner in accordance with Section 8 and Section 10. Subject to Section 8 and Section 10, such Partner ownership shall become effective when the assignee’s admission is reflected in the Partnership’s register.
(d)	The Partnership shall maintain an account of capital in respect of contribution on Units.
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13.	Capital Accounts; Allocations.
(a)	The Partnership shall establish and maintain a separate capital account for each Partner (each, a “Capital Account”) according to the rules of Treasury Regulation §1.704-1(b)(2)(iv).
(b)	For each taxable year of the Partnership (or other period for which Profits and Losses are required to be allocated pursuant to this Agreement or applicable law), all Profits and Losses (other than Profits and Losses specially allocated pursuant to Section 13(c)) shall be allocated to the Partner’s Capital Accounts as follows:

                                  (i)                    Profits of the Partnership shall be allocated in the following order:

(1)	First, Profits shall be allocated to the BFP Partner until the cumulative Profits allocated to the BFP Partner pursuant to this Section 13(b)(i)(1) equals the cumulative Losses allocated to the BFP Partner pursuant to Section 13(b)(ii)(4);
(2)	Second, Profits shall be allocated to the JMB Partner until the cumulative Profits allocated to the JMB Partner pursuant to this Section 13(b)(i)(2) equals the cumulative Losses allocated to the JMB Partner pursuant to Section 13(b)(ii)(3);
(3)	Third, Profits shall be allocated to the JMB Partner until the Unallocated Preferred Return on the Class J Units been reduced to zero; and
(4)	Fourth, all remaining Profits shall be allocated to the BFP Partner.

                                                    (ii)                    Losses of the Partnership shall be allocated in the following order:

(1)	First, Losses shall be allocated to the BFP Partner until the BFP Partner’s Capital Account has been reduced to zero;
(2)	Second, Losses shall be allocated to the JMB Partner until the cumulative Losses allocated to the JMB Partner pursuant to this Section 13(b)(ii)(2) equals the cumulative Profits allocated to the JMB Partner pursuant to Section 13(b)(i)(3);
(3)	Third, Losses shall be allocated to the JMB Partner until the JMB Partner’s Capital Account has been reduced to zero; and
(4)	Fourth, all remaining Losses shall be allocated to the BFP Partner.
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(c)	Prior to allocating Profits and Losses for any taxable year of the Partnership (or other period for which Profits and Losses are required to be allocated pursuant to this Agreement or applicable law) pursuant to Section 13(b), the Partnership shall make the following special allocations:

                                                      (i)                    Nonrecourse deductions (as defined in Treasury Regulation §1.704-2(b)(1)) shall be allocated to the BFP Partner. If there is a net decrease in partnership minimum gain (as defined in Treasury Regulation §1.704-2(d)) in any taxable year or other allocation period of the Partnership, each Partner shall be specially allocated items of taxable income or gain for such taxable year or other allocation period (and, if necessary, subsequent taxable years or allocation periods) in an amount equal to such Partner’s share of the net decrease in partnership minimum gain, determined in accordance with Treasury Regulation §1.704-2(g). This paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulation §1.704-2(f) and shall be interpreted consistently therewith.

                                                    (ii)                    Partner nonrecourse deductions (as defined in Treasury Regulation §1.704-2(i)) shall be allocated in the manner required by Treasury Regulation §1.704-2(i). Except as otherwise provided in Treasury Regulation §1.704-2(i)(4), if there is a net decrease in partner nonrecourse minimum gain (as defined in Treasury Regulation §1.704-2(i)) during any taxable year or other allocation period, each Partner that has a share of such partner nonrecourse minimum gain shall be specially allocated items of taxable income or gain for such taxable year or other allocation period (and, if necessary, subsequent taxable years or allocation periods) in an amount equal to that Partner’s share of the net decrease in partner nonrecourse minimum gain. This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation §1.704-2(i)(4) and shall be interpreted consistently therewith.

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                                                  (iii)                    If any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation §1.704-l(b)(2)(ii)(d)(4), (5) or (6), items of taxable income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the adjusted capital account deficit (determined according to Treasury Regulation §1.704-1(b)(2)(ii)(d)) created by such adjustments, allocations or distributions as quickly as possible. This paragraph is intended to comply with the qualified income offset requirement in Treasury Regulation §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                                                  (iv)                    The allocations set forth in paragraphs (i), (ii) and (iii) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Section 704 of the Code. Notwithstanding any other provisions of this Section 13 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Partners so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations (including Regulatory Allocations that, although not yet made, are expected to be made in the future) to each Partner shall be equal to the net amount that would have been allocated to such Partner if the Regulatory Allocations had not occurred.

(d)	The income, gains, losses, and deductions of the Partnership shall be allocated, for federal, state and local income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, deductions and expenses among the Partners for computing their Capital Accounts, except as otherwise provided in this Section 13(d), provided that if any such allocation is not permitted by the Code or other applicable law, the Partnership’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts. Income, gain, loss, deduction and expense with respect to any property contributed to the capital of the Partnership or any property the book value of which has been adjusted pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(f) shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value at the time of contribution or resulting from such adjustment.
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(e)	Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, no Partner shall be required to pay to any other Partner or to the Partnership any deficit or negative balance which may exist from time to time in such Partner’s Capital Account (including upon and after dissolution of the Partnership).
14.	Distributions. The Partnership shall be entitled to make distributions in respect of a Unit held by the Partners as follows:
(a)	Any amounts available for distribution that are not attributable to a Capital Event (as determined by the Board of Managers) shall be distributed as follows:

                                                      (i)                    First, to the JMB Partner, until the Unpaid Preferred Return is reduced to $0;

                                                    (ii)                    Thereafter, to the BFP Partner.

(b)	Any amounts available for distribution that are attributable to a Capital Event (as determined by the Board of Managers) shall be distributed as follows:

                                                      (i)                    First, to the JMB Partner, until the Unpaid Preferred Return is reduced to $0;

                                                    (ii)                    Second, to the JMB Partner, until the Unreturned Preferred Capital is reduced to $0;

                                                  (iii)                    Thereafter, to the BFP Partner

The Partnership shall distribute to the Partners in accordance with this Section 14 all amounts received as distributions from BFP 245 Park (or its managing member) within five (5) Business Days of the receipt of such distributions by the Partnership. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

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15.	Unit Redemption; Tax Protection.
(a)	At any time the Partnership Repurchase Equity Test is satisfied, the Partnership shall be entitled at its discretion to purchase for cancellation any Common Unit held by the Managing General Partner provided such purchase does not violate the Act or other applicable law. For purposes of this Section 15(a), the “Partnership Repurchase Equity Test” shall be deemed satisfied if, after giving effect to the repurchase of the subject Common Units, the net equity value of the Partnership’s interests in the Property, as reflected on the books and records of the Partnership and as determined in accordance with, at the Managing General Partner’s option, (i) IFRS accounting standards (using fair value) or (ii) fair value generally accepted accounting principles, assuming the repayment in full of any interests in the Partnership ranking senior to or pari passu to the JMB Partner’s interest in the Partnership with respect to distributions or liquidation preference, is at least $100,000,000.
(b)	At any time and from time to time following the date hereof, the Board of Managers shall have the right, in its sole discretion, to cause the Partnership to redeem all or any portion of the Class J Units (the “Partnership Redemption Right”). To exercise the Partnership Redemption Right, the Board of Managers shall deliver to the JMB Partner a written notice (a “Partnership Redemption Notice”) setting forth: (i) the date upon which the redemption shall occur (a “Redemption Date”); and (ii) the dollar amount of the Unreturned Preferred Capital (and the corresponding number of Class J Units) that is being redeemed (the “Redemption Amount”). The JMB Partner shall have the right, in its sole discretion, to cause the Partnership to redeem all or any portion of the Class J Units (the “JMB Redemption Right”) by delivering to the Partnership a written notice (a “JMB Redemption Notice” and, together with a “Partnership Redemption Notice”, a “Redemption Notice”) setting forth (x) the Redemption Date, which shall be no earlier than ten (10) Business Days from delivery of the JMB Redemption Notice and (y) the Redemption Amount. On the Redemption Date set forth in the applicable Redemption Notice, the Partnership shall distribute to the JMB Partner the sum of (A) the Redemption Amount set forth in such Redemption Notice plus (B) the Unpaid Preferred Return through and including such Redemption Date on the Class J Units being redeemed. At any time on or prior to a Redemption Date triggered by a Partnership Redemption Notice, the Board of Managers shall have the right to withdraw the Partnership Redemption Notice associated with any such Redemption Date by notifying the applicable Partner in writing of such withdrawal.
(c)	If the Partnership allocates any taxable gain to the JMB Partner in excess of $35,000,000 under Section 704(c)(1)(A) of the Code, the Partnership shall redeem the Class J Units in full pursuant to the Partnership Redemption Right set forth in Section 15(b).
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(d)	If (i) the JMB Partner recognizes any taxable gain from a deemed distribution of money from the Partnership to the JMB Partner under Section 752(b) of the Code as a result of any action taken by the Partnership (which, for clarity, shall not include the transactions entered into on the date hereof and consented to by the JMB Partner, or regular amortization of the debt of the Partnership) (a “Taxable Gain Trigger”) or (ii) the Partnership exercises a Partnership Redemption Right or liquidates (a “Full Redemption Trigger” and, together with the Taxable Gain Trigger, a “Trigger Event”) prior to the fifth (5th) anniversary of the date hereof, the Partnership shall make a one-time payment to the JMB Partner within ten (10) Business Days of the date of the Full Redemption Trigger or the date that the Partnership receives notice of the Taxable Gain Trigger, as applicable in an amount equal to the Tax Protection Amount with respect to the date that the Trigger Event occurred. In the event of any partial exercise of the Redemption Right in accordance with Section 15(b), a pro rata portion of the Tax Protection Amount shall be paid to the JMB Partner based upon the percentage of Class J Units being redeemed. For avoidance of doubt, no Tax Protection Amount shall be payable with respect to the exercise of a JMB Redemption Right.
(e)	Upon the occurrence of a Full Redemption Event, (i) without any further action of the Partnership or the JMB Partner, the JMB Partner shall be withdrawn as a partner of the Partnership, and shall no longer be a partner of the Partnership (both in its capacity as a Limited Partner and Additional General Partner), and (ii) other than the right to any payment due pursuant to this Section 15, if any, the JMB Partner shall have no further rights under this Agreement, including any rights to distributions or payments hereunder. The JMB Partner shall execute any documents reasonably requested by the Partnership, the Board of Managers or the Managing General Partner to reflect the provisions of the preceding sentence.
(f)	None of the Partners or the Partnership shall have any fiduciary duty of loyalty or other similar duty or obligation to the other Partners or the Partnership under this Agreement, except for the implied contractual covenant of good faith and fair dealing.
16.	Tax Matters.
(a)	The Managing General Partner and the Partnership shall take all actions necessary to have the Partnership treated as a partnership for federal and all applicable state and local income tax purposes.
(b)	The parties hereto agree that the Partnership shall be treated as a continuation of Brookfield Financial Properties, L.P. for federal and all applicable state and local income tax purposes. In connection therewith, and notwithstanding anything herein to the contrary, the Partnership shall use the EIN number that has been used by Brookfield Financial Properties, L.P., and shall continue with the same tax elections as were made by Brookfield Financial Properties, L.P. and use the same method for purposes of allocations under Section 704(c) of the Code as was used by Brookfield Financial Properties, L.P.
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(c)	The Partners and the Partnership acknowledge and agree that the potential taxable gain allocable under Section 704(c) of the Code underlying the allocation of nonrecourse liabilities by the BFP Partner to the JMB Partner pursuant to Treasury Regulation §1.752-3(a)(2) immediately prior to the redemption of the JMB Partner’s Class A Units shall, at all times following such redemption until the termination of the JMB Partner’s interest in the Partnership, be allocable by BFP 245 Park to the Partnership, and by the Partnership to the JMB Partner (provided, however, that the amount of such potential taxable gain allocable under Section 704(c) of the Code may change over time under the rules set forth in Section 704(c) of the Code and in the Treasury Regulations thereunder), and that, as a consequence of such allocation, such nonrecourse liabilities shall be allocated by BFP 245 Park to the Partnership, and by the Partnership to the JMB Partner to the extent provided under such Treasury Section §1.752-3(a)(2).
(d)	The Partners and the Partnership shall prepare and file all federal and applicable state and local income tax returns in a manner consistent with the foregoing provisions of this Section 16.
(e)	The Partnership will deliver, or cause to be delivered, to each Partner, within forty-five (45) days following the end of each of the Partnership’s taxable years, such Partner’s Schedule K-1 for such taxable year, provided that if the Partnership is unable to comply with such deadline using reasonable best efforts, the Partnership (i) shall deliver, or cause to be delivered to each Partner estimates of each item to be reported on such Partner’s Schedule K-1 for such taxable year within forty-five (45) days following the end of such taxable year based on the best available information at such time and (ii) shall use its reasonable best efforts to deliver, or cause to be delivered, to each Partner, as soon as practicable following the delivery of such estimates, such Partner’s Schedule K-1 for such taxable year.
17.	Elections. Subject to Section 16(b), the Partnership shall determine the accounting methods and conventions under the tax laws of any and all applicable jurisdictions as to the treatment of income, gain, loss, deduction and credit of the Partnership or any other method or procedure related to the preparation of such tax returns. The Partnership shall make or refrain from making any and all elections permitted by such tax laws.
18.	Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and none of the Partners, Managers, officer, employee or agent of the Partnership (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of acting in such capacity.
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19.	Indemnification. The Partnership hereby agrees to indemnify and hold harmless each Partner, Manager, officer, employee or agent of the Partnership (collectively, the “Covered Persons”) to the fullest extent permitted by law, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Partnership to provide broader indemnification rights than the Partnership is providing immediately prior to such amendment), against all expenses, liabilities and losses (including reasonable attorneys’ fees and expenses, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such person by reason of the fact that such Covered Person is or was a Partner, Manager, officer, employee or agent of the Partnership or is or was serving as a Partner, Manager, officer, employee or agent of a subsidiary of the Partnership; provided, that no such Covered Person will be indemnified for any expenses, liabilities and losses suffered that are attributable to such Covered Person’s bad faith, intentional misconduct or knowing violation of law. Expenses, including reasonable attorney’s fees and expenses, incurred by any such indemnified person in defending a proceeding will be paid by the Partnership in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Covered Person to repay promptly such amount if it will ultimately be determined that such person is not entitled to be indemnified by the Partnership.
20.	Termination of Unit Ownership. The rights of a Partner to receive distributions and to assign its interest in the Partnership pursuant to Section 8 shall, on the dissolution, termination, winding up, or other inability to act in such capacity, devolve on its legal representative for the purpose of settling its estate or administering its property.
21.	Management.
(a)	Board of Managers. The Partners hereby agree that the business and affairs of the Partnership shall be managed by or under the direction of a board of managers (the “Board of Managers”). Subject to the Act and the express limitations contained in this Agreement, the Board of Managers shall have complete and absolute control over the affairs and business of the Partnership, and shall possess all powers necessary, convenient or appropriate to carrying out the purpose and business of the Partnership, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement. The Board of Managers has the authority to bind the Partnership. Notwithstanding anything to the contrary in the Act, except as provided in this Agreement or by action of the Board of Managers, neither the Partners nor a partner may bind the Partnership.
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(b)	Managers. The Board of Managers shall be comprised of one or more individuals (each, a “Manager”). The Managing General Partner may determine at any time in its sole and absolute discretion the number of Managers to constitute the Board of Managers. The authorized number of Managers may be increased or decreased by the Managing General Partner at any time in its sole and absolute discretion, upon notice to all Managers. The initial number of Managers shall be three (3). Subject to Section 21(c), the Managers shall be designated by the Managing General Partner. Each Manager will serve as a Manager until the earlier to occur of his/her death, retirement, resignation or removal, with or without cause, by the Managing General Partner. Subject to Section 21(c), upon the death, retirement, resignation or removal of any Manager, the Managing General Partner may designate the replacement Manager.
(c)	JMB-Approved Manager. So long as the JMB Partner shall be an Additional General Partner of the Partnership, the JMB Partner shall have the right, from time to time, to consent (in the manner set forth below) to the selection of an Independent Person to serve as one of the Managers (the “JMB-Approved Manager”). Within thirty (30) days after each Replacement Date, the Managing General Partner shall give written notice (a “Designation Notice”) to the JMB Partner setting forth the names of not less than three (3) Independent Persons who are eligible to act as the JMB-Approved Manager. The JMB Partner’s consent rights under this Section 21(c) shall be exercised in a written notice given to the Managing General Partner not later than fifteen (15) days after the date that the JMB Partner shall receive any Designation Notice. In such notice, the JMB Partner shall specify which one of the Persons identified in the Designation Notice to whom it consents to serve as the JMB-Approved Manager. Upon any failure by the JMB Partner to respond to a Designation Notice within such fifteen (15) day period or upon responding, in the case of any failure to consent to one of the Persons identified in the Designation Notice, the Managing General Partner shall have the right to select the JMB-Approved Manager from among such Persons (or any other Person mutually acceptable to the JMB Partner and the Managing General Partner). Promptly following notice that any Person constituting a JMB-Approved Manager has ceased to be an Independent Person, the Managing General Partner shall cause the removal of such Person as a Manager; provided, however, that nothing set forth in this Section 21(c) shall be construed to give the JMB Partner any right to remove the JMB-Approved Manager or to limit or impair the right of any other Person to remove any Manager in accordance herewith. The JMB Partner and the Managing General Partner hereby acknowledge and agree that the initial JMB-Approved Manager is Lance Liebman.
15

(d)	Meetings of the Board of Managers. The Board of Managers may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board of Managers may be held without notice at such time and at such place as shall from time to time be determined by the Board of Managers. Special meetings of the Board of Managers may be called by the President on not less than one (1) day’s notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Managers.
(e)	Quorum; Acts of the Board of Managers. At all meetings of the Board of Managers, a majority of Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board of Managers. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board of Managers or of any committee thereof may be taken without a meeting if a majority of the Managers or members of the committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes or proceedings of the Board of Managers or committee, as the case may be.
(f)	Electronic Communications. Members of the Board of Managers, or any committee designated by the Board of Managers, may participate in meetings of the Board of Managers, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Partnership.
(g)	Committees of Managers.

                                                      (i)                    The Board of Managers may, by resolution passed by a majority of the Managers, designate one or more committees, each committee to consist of one or more of the Managers of the Partnership. The Board of Managers may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

16

                                                    (ii)                    In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board of Managers to act at the meeting in the place of any such absent or disqualified member.

                                                  (iii)                    Any such committee, to the extent provided in the resolution of the Board of Managers, shall have and may exercise all the powers and authority of the Board of Managers in the management of the business and affairs of the Partnership. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Managers. Each committee shall keep regular minutes of its meetings and report the same to the Board of Managers when required.

(h)	Compensation of Managers; Expenses. The Board of Managers shall have the authority to fix the compensation of Managers. The Managers may be paid their expenses, if any, of attendance at meetings of the Board of Managers, which may be a fixed sum for attendance at each meeting of the Board of Managers or a stated salary as Manager. No such payment shall preclude any Manager from serving the Partnership in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
(i)	Removal of Managers. Unless otherwise restricted by law, any Manager or the entire Board of Managers may be removed or expelled, with or without cause, at any time by the Managing General Partner, and, subject to Section 21(c), any vacancy caused by any such removal or expulsion may be filled by the Managing General Partner.
(j)	Managers as Agents. To the extent of their powers set forth in this Agreement, the Managers are agents of the Partnership for the purpose of the Partnership’s business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Partnership. Notwithstanding anything to the contrary in the Act, except as provided in this Agreement or in a resolution of the Managers, a Manager may not bind the Partnership.
(k)	Officers. The officers of the Partnership shall be designated by the Common Partner, and such officers are set forth on Schedule A hereto. The Board of Managers may appoint one or more additional or successor officers of the Partnership (which may include Partners or Managers) with such powers, titles and duties as may be approved by the Board of Managers. Each officer will hold office until the first to occur of his/her death, retirement, resignation or removal with or without cause by the Board of Managers.
17

(l)	No Management by Limited Partners; Limitation of Liability.

                                                      (i)                    No Limited Partner, in its capacity as a limited partner, shall take part in the day-to-day management, operation or control of the business and affairs of the Partnership or have any right, power, or authority to act for or on behalf of or to bind the Partnership or transact any business in the name of the Partnership. Any approvals rendered or withheld by any of the Limited Partners pursuant to this Agreement shall be deemed as consultation with or advice to the Managing General Partner in connection with the business of the Partnership and, in accordance with the Act, shall not be deemed as participation by any such Limited Partner in the business of the Partnership and are not intended to create any inference that any such Limited Partner should be classified as a general partner under the Act.

                                                    (ii)                    No Limited Partner shall have any liability to any other Partner or to the Partnership except (i) in connection with a breach or violation of any provision of this Agreement by such Limited Partner, (ii) in connection with a Tax Protection Amount or (iii) as provided in the Act.

                                                  (iii)                    No General Partner shall take any action that would subject any Limited Partner (in its capacity as Limited Partner) to liability as a general partner.

                                                  (iv)                    No Limited Partner (in its capacity as such) may commence or attempt to commence or join or attempt to join in any voluntary or involuntary petition for bankruptcy or insolvency proceeding with respect to the Partnership pursuant to the Bankruptcy Code. Neither the Partnership nor any General Partner shall commence or consent to the commencement of any such proceeding unless the commencement of such proceeding has been authorized by the Managing General Partner.

22.	Execution of Documents. Any deeds, transfers, assignments, agreements, contracts, obligations and other instruments in writing requiring execution by the Partnership may be signed by any Manager or officer of the Partnership, or in such other manner as the Board of Managers may determine.
23.	Reporting. For each fiscal year commencing with the Partnership’s fiscal year for 2015, the Partnership shall deliver to the Partners (i) annual unaudited financial statements within 180 days of the end of such fiscal year and (ii) quarterly unaudited financial statements within 45 days of the end of each fiscal quarter of the Partnership in such fiscal year.
18

24.	Dissolution.
(a)	The Partnership shall dissolve, and its affairs shall be wound up upon the first to occur of the following:
(i)	the written consent of the Managing General Partner;
(ii)	any event which makes it unlawful for the business of the Partnership to be carried on by the Partners;
(iii)	the death, withdrawal, retirement, resignation, expulsion, Bankruptcy, liquidation or dissolution of the Managing General Partner or the occurrence of any other event that terminates the continued membership of the Managing General Partner as a general partner of the Partnership; provided, however, that the Managing General Partner shall neither withdraw, retire or resign from the Partnership nor liquidate, dissolve or effect or permit any act or event constituting the Bankruptcy of the Managing General Partner, in each case unless a successor managing general partner shall have been, or contemporaneously is being, admitted to the Partnership in accordance with Section 24(b) of this Agreement;
(iv)	the death, withdrawal, retirement, expulsion, Bankruptcy, liquidation, or dissolution of the Additional General Partner or the occurrence of any other event that terminates the continued membership of the Additional General Partner as a general partner of the Partnership, unless at the time there is a Managing General Partner (it being understood that, if there is a Managing General Partner existing at the time of any such event, the Managing General Partner shall carry on the business of the Partnership and the Partnership shall not be dissolved, with the result that, in such circumstances, action pursuant to Section 24(b) hereof shall not be necessary to continue the business of the Partnership);
(v)	the entry of a decree of judicial dissolution of the Partnership under the Act; or
(vi)	the sale, exchange or other disposition of all or substantially all of the Partnership’s assets.
19

(b)	Continuance of the Partnership. Notwithstanding the provisions of Section 24(a), upon the occurrence of an event described in Section 24(a)(iii) or (if, at the applicable time, there shall be no Managing General Partner) Section 24(a)(iv) hereof, the remaining Partners shall have the right to continue the business of the Partnership. Such right may be exercised only by the affirmative vote of the approval of the Partners (the “Required Partners”) constituting holders of not less than seventy-five percent (75%) of all the Common Units, within ninety (90) days after the occurrence of an event described in Section 24(a)(iii) or (if, at the applicable time, there shall be no Managing General Partner) Section 24(a)(iv) hereof, to continue the business of the Partnership and the selection of a successor Managing General Partner by the Required Partners. If not so exercised, the right of the Partners to continue the business of the Partnership shall expire and the Partnership's affairs shall be wound up as provided in Section 24(c).
(c)	Liquidation of Partnership Assets.

                                                      (i)                    In the event of dissolution pursuant to Section 24(a), the Partnership shall continue solely for purposes of winding up the affairs of, achieving a final termination of, and satisfaction of the creditors of, the Partnership. The Managing General Partner (or, if there is no Managing General Partner remaining, any Person elected by the affirmative vote of the Partners holding of not less than two-thirds of all the Common Units then outstanding (the “Liquidator”)) shall be responsible for oversight of the winding up and dissolution of the Partnership. The Liquidator shall obtain a full accounting of the assets and liabilities of the Partnership and such Partnership assets shall be liquidated as promptly as the Liquidator is able to do so without any undue loss in value, with the proceeds therefrom applied and distributed in the following order:

(I)	First, to the discharge of Partnership debts and liabilities to creditors, including (to the extent permitted by law) creditors that are Partners;
(II)	Second, to the discharge of Partnership debts and liabilities to the Partners (to the extent not covered in clause (I) above);
20

(III)	The balance, if any, to the Partners in proportion to and to the extent of the positive balances of the Partners’ Capital Accounts (after reflecting in the Partners’ Capital Accounts all adjustments thereto necessitated by all other transactions for the taxable year in which the dissolution of the Partnership occurs).

                                                    (ii)                    In accordance with the provisions of Section 24(c)(i), the Liquidator shall proceed without any unnecessary delay to sell and otherwise liquidate the Partnership assets; provided, however, that if the Liquidator shall determine that an immediate sale of part or all of the Partnership assets would cause undue loss to the Partners, the Liquidator may defer the liquidation except (i) to the extent provided by the Act or (ii) as may be necessary to satisfy the debts and liabilities of the Partnership to Persons other than the Partners (but only in their capacities as Partners).

                                                  (iii)                    If, in the sole and absolute discretion of the Liquidator, there are Partnership assets that the Liquidator will not be able to liquidate, or if the liquidation of such assets would result in undue loss to the Partners, the Liquidator may distribute such Partnership assets to the Partners in-kind, in lieu of cash, as tenants-in-common (each having an interest therein proportionate to its interest in the Partnership) in accordance with the provisions of Section 24(c)(i). The foregoing notwithstanding, such in-kind distributions shall only be made if in the Liquidator’s good faith judgment that is in the best interest of the Partners.

                                                  (iv)                    Upon the complete liquidation and distribution of the Partnership assets, the Partners shall cease to be Partners of the Partnership, and the Liquidator shall execute, acknowledge and cause to be filed all certificates and notices required by law to terminate the Partnership. Upon the dissolution of the Partnership pursuant to Section 24(a), the Liquidator shall cause to be prepared, and shall furnish to each of the Partners, a statement setting forth the assets and liabilities of the Partnership. Promptly following the complete liquidation and distribution of the Partnership assets, the Liquidator shall furnish to each Partner a statement showing the manner in which the Partnership assets were liquidated and distributed.

21

(d)	Time for Winding-Up. Anything in this Section 24 notwithstanding, a reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of the Partnership assets in order to minimize any potential for losses as a result of such process. During the period of winding-up, this Agreement shall remain in full force and effect and shall govern the rights and relationships of the Partners inter se.
25.	Other Business. Each Partner and any Affiliate of such Partner may engage in or possess an interest in other business ventures (unconnected with the Partnership) of every kind and description, independently or with others notwithstanding any provision to the contrary at law or in equity. The Partnership shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.
26.	Benefits of Agreement; No Third-Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Partnership or by any creditor of any Partner. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 28).
27.	Severability/Counterparts. Should any provision of this Agreement be held to be unenforceable, such holding will not affect the validity of the remainder of this Agreement, the balance of which will continue to be binding upon the Partners with any such modification or amendment to become a part hereof and treated as though originally set forth in this Agreement. This Agreement may be executed in any number of counterparts each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.
28.	Binding Agreement. Notwithstanding any other provision of this Agreement, the Partners agree that this Agreement constitutes a legal, valid and binding agreement of the Partners and is enforceable against the Partners in accordance with its terms.
29.	Governing Law. This Agreement will be governed by, and construed under, the laws of the State of Delaware without regard to the conflicts of laws principles thereof.
30.	Amendment. Amendments to this Agreement may be made in writing from time to time with the consent of the Managing General Partner; provided that any amendment to this Agreement that adversely affects the rights or obligations of the JMB Partner shall required the consent of the JMB Partner.

[Remainder of page intentionally left blank]

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In witness whereof, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

In Its Capacity as Managing General Partner and BFP Partner: BROOKFIELD FINANCIAL PROPERTIES, L.P.
By:	/s/ Edward F. Beisner
Name: Edward F. Beisner
Title: Senior Vice President

LP Agreement of BFP-JMB 245 Park , L.P.

23

Additional General Partner: JMB 245 PARK AVENUE HOLDING COMPANY, LLC
By:	JMB/245 Park Avenue Associates, Ltd.,
an Illinois limited partnership, Manager

By:	JMB Park Avenue, Inc.,
an Illinois corporation, general partner

By:	/s/ Patrick Meara
Name: Patrick Meara
Title: President

LP Agreement of BFP-JMB 245 Park , L.P.

24

SCHEDULE A

UNIT REGISTER

Name of General Partner	Number of Common Units	Number of Class J Units
BROOKFIELD FINANCIAL PROPERTIES, L.P.	0	0
JMB 245 PARK AVENUE HOLDING COMPANY, LLC	0	7,481,179.80

Name of Limited Partner	Number of Common Units	Number of Class J Units
BROOKFIELD FINANCIAL PROPERTIES, L.P.	100	0

Managers and Officers

Managers
Bryan K. Davis
Lance Liebman
Paul Schulman

Ex. A-1

Officers
Commercial Executive – U.S. and Leasing
G. Mark Brown	Global Chief Investment Officer
Paul Schulman	Chief Operating Officer, U.S. Commercial Operations
Jeremiah B. Larkin	Executive Vice President, Director of Leasing
David Cheikin	Senior Vice President, Leasing
Duncan McCuaig	Senior Vice President, Leasing
Sara Queen	Senior Vice President, Asset Management
Strategic Initiatives and Finance
Edward F. Beisner	Senior Vice President and Controller
Jason Kirschner	Vice President, Finance
Compliance and Corporate Secretarial
Michelle L. Campbell	Vice President, Counsel Secretary
Phyllis F. Moore	Assistant Secretary
Legal
Kathleen G. Kane	Senior Vice President and General Counsel
Jonathan Kramer	Vice President & Associate Counsel
Monica Lawless	Vice President, Leasing Counsel
Carol Meyer	Vice President, Regional Counsel
Ralph Toussie	Vice President, Associate Counsel
Operations
Richard Bachia	Senior Vice President, Technical Services
Daniel Kindbergh	Senior Vice President, Operations
Michael Bosso	Vice President, Operations
Edward Fallon	Vice President, Operations
Lisa Goldfarb	Vice President, U.S. Operations
Laura Longsworth	Vice President, National Parking Operations
Patrick Timlin	Vice President, National Director of Security
Development and Construction
John Durschinger	Senior Vice President, Global Design
Sabrina Kanner	Senior Vice President, Design and Construction
Philip Wharton	Senior Vice President, Development, U.S. Commercial Operations
Megan Brothers	Vice President, Design
Henry Caso	Vice President, Manhattan West Construction
Joseph Hsu	Vice President, Development
Arkar Latt	Vice President, Construction

Ex. A-2

SCHEDULE B

Definitions

A. Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the Recitals to this Agreement.

“Additional General Partner” means the JMB Partner, unless and until such Person shall cease to be a general partner of the Partnership pursuant to the terms hereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Limited Partnership Agreement of the Partnership, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, (A) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (B) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and as codified at title 11, United States Code, as amended from time to time.

“BPC” means, together with its succors and assigns, Brookfield Property Corporation, a Canadian corporation.

“BFP LP Units” has the meaning set forth in the Recitals.

Sch. B-1

“BFP Partner” has the meaning set forth in the Preamble.

“BFP 245 Park” has the meaning set forth in the Recitals.

“BFP 245 Park MM” has the meaning set forth in the Recitals.

“Board” or “Board of Managers” has the meaning set forth in the Section 21(a).

“BPHI” means, collectively and together with their successors and assigns, Brookfield Properties Holdings Inc., Battery Park Partners, Olympia & York Tower B Company.

“Capital Account” has the meaning set forth in Section 13(a).

“Capital Event” means the sale of all or any portion of the Property.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware on December 19, 2014, as amended or amended and restated from time to time.

“Class J Investment” means $7,481,179.80.

“Class J Units” has the meaning set forth in Section 12(a).

“Code” means the Internal Revenue Code of 1986, as amended, modified or supplemented from time to time (or any corresponding provisions of succeeding law).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Common Units” has the meaning set forth in Section 12(a).

“Covered Person” has the meaning set forth in Section 19.

“Designation Notice” has the meaning set forth in Section 21(c).

“Full Redemption Event” means the point in time at which the Unreturned Preferred Capital equals $0.

“Full Redemption Trigger” has the meaning set forth in Section 15(d).

Sch. B-2

“Independent Person” means a natural Person who is not (i) a director, officer or employee of or subject to control by any of BPHI or WFP, or any Affiliate of any thereof; provided, the membership of any natural Person on the board of directors of BPC shall not disqualify such Person from being considered an Independent Person if such person (x)(I) meets the definition of “independent” with respect to directors under the New York Stock Exchange Listed Company Manual as then in effect or (II) is the JMB-Approved Manager on the date hereof, and (y) receives no compensation from BPC or its Affiliates other than in the form of customary directors’ fees or other director’s compensation or reimbursements, (ii) an officer or employee of the Managing General Partner, the Partnership or any Person Controlled by the Managing General Partner or the Partnership, or (iii) the legal or beneficial owner of any equity interest in or debt securities convertible into or exchangeable for any equity interest in or debt securities convertible into or exchangeable for any equity interest in the Managing General Partner or any Person Controlled by the Managing General Partner.

“JMB” means JMB/245 Park Avenue Associates, Ltd.

“JMB-Approved Manager” has the meaning set forth in Section 21(c).

“JMB Control Person” means JMB Realty Corporation, a Delaware corporation, and its successors and assigns.

“JMB Controlled Affiliate” means a Person (i) (a) Controlled by the JMB Control Person and (b) in which JMB/245 Park Avenue Associates, Ltd. owns directly or indirectly more than fifty percent (50%) of all capital and profits interests or (ii) that is wholly owned by any one or more of the following: (a) a Person that on the date hereof is a shareholder or director of the JMB Control Person or a spouse, child or grandchild of such a Person or (b) any partnership or trust, the partners or beneficiaries of which are solely Persons described in clause (i) or (ii) above.

“JMB Partner” has the meaning set forth in the Preamble.

“JMB Redemption Notice” has the meaning set forth in Section 15(b).

“JMB Redemption Right” has the meaning set forth in Section 15(b).

“Limited Partners” means the Persons identified as Limited Partners on Schedule A under “Unit Register” and any other Person that hereafter becomes a limited partner of the Partnership in accordance with the provisions of this Agreement.

“Liquidator” has the meaning set forth in Section 24(c)(i).

“Manager” has the meaning set forth in Section 21(b).

“Managing General Partner” means the BFP Partner, unless and until such Person shall cease to be a general partner of the Partnership, and thereafter any successor Managing General Partner of the Partnership admitted to the Partnership, each pursuant to the terms hereof.

Sch. B-3

“Officer” means an officer of the Partnership as described in Section 21(d).

“Partners” means, collectively, the Managing General Partner, the Additional General Partner and the Limited Partners.

“Partnership” means BFP-JMB 245 PARK, L.P., a Delaware limited partnership.

“Partnership Redemption Notice” has the meaning set forth in Section 15(b).

“Partnership Redemption Right” has the meaning set forth in Section 15(b).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Preferred Return” means, with respect to the Class J Units, a return, calculated in the nature of interest, at a rate equal to the Preferred Return Rate on the Unreturned Preferred Capital, which accrued and unpaid return shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate equal to the Preferred Return Rate divided by three hundred sixty (360) by (c) the Unreturned Preferred Capital.

“Preferred Return Rate” means a per annum rate, compounded quarterly, equal to five percent (5%).

“Profits” and “Losses” means the Partnership’s items of income, gain, loss, or deduction as determined, recognized and classified for federal income tax purposes, with the following modifications:

                                                      (i)                    any income that is exempt from federal income tax shall be added to such taxable income or losses, and any expenditures described in Code §705(a)(2)(B) or treated as Code §705(a)(2)(B) expenditures pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(i), shall be subtracted from such taxable income or losses;

                                                    (ii)                    if the book value of any Partnership property is adjusted pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(e) (in connection with a distribution of such property) or (f) (in connection with a revaluation of Capital Accounts), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

Sch. B-4

                                                  (iii)                    if property that is reflected on the books of the Partnership has a book value that differs from the adjusted tax basis of such property, depreciation, amortization and gain or loss with respect to such property shall be determined by reference to such book value; and

                                                  (iv)                    the computation of all items of income, gain, loss, deduction and expense shall be made without regard to any election pursuant to Code §754 that may be made by the Partnership, unless the adjustment to basis of Partnership property pursuant to such election is reflected in Capital Accounts pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(m).

“Property” has the meaning set forth in the Recitals of this Agreement.

“Redemption Amount” has the meaning set forth in Section 15(b).

“Redemption Date” has the meaning set forth in Section 15(b).

“Regulatory Allocations” has the meaning set forth in Section 13(c)(iv).

“Related Person” means, as to any General Partner, at any time, any Person that is then (i) an Affiliate of such General Partner (other than a Person Controlled by the Partnership), (ii) the holder or beneficial owner of Common Units representing twenty percent (20%) or more of all the Common Units then outstanding, (iii) the holder or beneficial owner of Class J Units representing twenty percent (20%) or more of all the Class J Units then outstanding, (iv) the record or beneficial owner of ten percent (10%) or more of the then outstanding equity securities (of any class or series) of such General Partner, (v) BPHI or WFP or (vi) any Affiliate of a Person described in clause (ii), (iii), (iv) or (v) above (other than a Person Controlled by the Partnership).

“Replacement Date” means, with respect to any Person constituting a JMB-Approved Manager, any date that (i) the Managing General Partner first becomes aware that such Person has ceased to be an Independent Person, (ii) such person dies or is incapacitated or declared incompetent, (iii) the resignation of such Person as a Manager becomes effective, (iv) such Person is removed as a Manager or (v) such Person's term as a Manager expires for any reason other than those described in clauses (i) through (v) above.

“Required Partners” has the meaning set forth in the Section 24(b).

Sch. B-5

“Tax Protection Amount” means (i) with respect to any date on or following the date hereof and prior to first (1st) anniversary of the date hereof, $6,565,657.00, (ii) with respect to any date on or following the first (1st) anniversary of the date hereof and prior to second (2nd) anniversary of the date hereof, $5,252,523.00, (iii) with respect to any date on or following the second (2nd) anniversary of the date hereof and prior to third (3rd) anniversary of the date hereof, $3,939,394.00, (iv) with respect to any date on or following the third (3rd) anniversary of the date hereof and prior to fourth (4th) anniversary of the date hereof, $2,626,263.00, (v) with respect to any date on or following the fourth (4th) anniversary of the date hereof and prior to fifth (5th) anniversary of the date hereof, $1,313,131.00 and (vi) with respect to any date on or following the fifth (5th) anniversary of the date hereof, $0.

“Taxable Gain Trigger” has the meaning set forth in Section 15(d).

“Transfer” means a sale, exchange, transfer, conveyance, assignment, pledge, hypothecation, encumbrance, abandonment or other disposition, directly or indirectly, whether voluntarily or involuntarily.

“Trigger Event” has the meaning set forth in Section 15(d).

“Units” means, collectively, the Common Units and the Class J Units.

“Unallocated Preferred Yield” means the excess of (i) the sum of (x) the cumulative Preferred Return on the Class J Units and (y) the cumulative Losses allocated to the JMB Partner pursuant to Section 13(b)(ii)(2) over (ii) the cumulative Profits allocated to the JMB Partner pursuant to Section 13(b)(i)(3).

“Unpaid Preferred Return” means, as of any date, with respect to the Class J Units in the aggregate, the aggregate accrued and unpaid Preferred Return as of such date on the Class J Units (i.e. the aggregate Preferred Return that has accrued on the Unreturned Preferred Capital minus the aggregate distributions made pursuant to Sections 14(a)(i), 14(b)(i), and 15(b) and all other distributions or payments (deemed or otherwise) made to the JMB Partner on account of the Unpaid Preferred Return in connection with a redemption (including a partial redemption) of the Class J Units).

“Unreturned Preferred Capital” means, as of any date, with respect to the Class J Units in the aggregate, (i) an amount equal to the Class J Investment, minus (ii) the aggregate amount distributed by the Partnership to the JMB Partner pursuant to Sections 14(b)(ii) and 15(b) and all other distributions or payments (deemed or otherwise) made to the JMB Partner specifically in redemption (including a partial redemption) of the Class J Units.

“WFP” means, together with its successors and assigns, WFP II LLC.

“Wholly Owned Affiliate” mean, with respect to any Person, any Affiliate of such Person, the ultimate beneficial ownership of which Affiliate is held by the same Persons and in the same proportions as the ultimate beneficial ownership of such Person is held.

Sch. B-6

B. Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

Sch. B-7